Exhibit 10.9

[Severance Agreement between Orient-Express Hotels Ltd. and John M. Scott III dated November 8, 2012]

SEVERANCE AGREEMENT
THIS AGREEMENT, dated November 8, 2012 is made by and between ORIENT-EXPRESS HOTELS LTD., a Bermuda company (the "Company"), and JOHN MARCY SCOTT III (the "Executive").
RECITALS
A. The Executive is employed by the Company or a subsidiary of the Company and is appointed President and Chief Executive Officer of the Company; and
B. The Company considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel; and
C. The Company's Board of Directors recognizes that, as is the case with many publicly held corporations, the possibility of a change in control with respect to the Company exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and
D. The Company's Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the loyalty and continued attention and dedication of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control with respect to the Company; and
E. The Company's Board of Directors has determined that if during the term of this Agreement a Change in Control occurs and the Executive's employment is terminated upon or within the period of one year immediately following such Change in Control, resulting in a triggering of the severance payments contained in this Agreement, (i) such payments shall supersede and be paid in lieu of all payments, rights and benefits provided under clause 19 of the Executive's service agreement with the Company or a subsidiary of the Company as in effect as of the Effective Date (the “Service Agreement”) and (ii) in the event that any payments are made or benefits provided under clause 19 of the Service Agreement, the gross amount of any severance payments payable under this Agreement shall be reduced by the gross amount, or value, of any such payments made or benefits provided.
NOW, THEREFORE, the Company and the Executive hereby agree as follows:
Section 1.Defined Terms. Capitalized terms are defined in Section 12.

Section 2.Term of Agreement. This Agreement shall commence at 8 November 2012 (the "Effective Date") and shall continue in effect through the third anniversary of the Effective Date; provided, however, that thereafter, the term shall automatically be extended for additional one-year periods, unless, not later than 90 days prior to the third anniversary or any anniversary thereafter, as applicable, the Company or the Executive shall have given notice to the other party of its or his election not to extend the term hereof. This Agreement shall, in any event, continue to be in effect after the expiration of the term hereof to the extent necessary to apply to any Change in Control that occurs before that expiration.

Section 3.Company's Covenants. In order to induce the Executive to remain in the employ of the Company or a subsidiary of the Company, the Company agrees, under the conditions described herein and subject to the terms of this Agreement, to pay the Executive a severance payment and accelerate unvested equity-based grants as set forth in Section 4. No severance payment shall be payable under this Agreement, unless during the term of this Agreement there shall have been a termination of the Executive's employment with the Company or a subsidiary of the Company either upon or following a Change in Control under

Section 4 hereof. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business or assets to expressly assume and agree, in writing before effecting such succession, to perform the Company's obligations under this Agreement to the same extent as if no such succession had occurred. This Agreement shall not be construed as creating an express or implied contract of employment with the Company.

Section 4.Severance Payment and Acceleration of Unvested Equity Grants.

(a)    Severance Payment and Acceleration of Unvested Equity Grants following Change in Control which occurs on or before December 31, 2013 and which follows from a Bid made at any time up to and including June 30, 2013. If during the term of this Agreement (i) a Change in Control occurs on or before December 31, 2013 which follows from a Bid made at any time up to and including June 30, 2013 (a “Section 4(a) Change in Control”) and (ii) the Executive's employment is terminated upon or within the period of one year immediately following such Section 4(a) Change in Control either (A) by the Company or a subsidiary of the Company without Cause, or (B) by the Executive with Good Reason, then, in any such case, (x) the Company shall pay, or shall procure that the relevant employing subsidiary pays, the Executive a lump sum severance payment, in cash within 15 days after the Date of Termination, equal to the sum of (i) one times the total of the Executive's annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, (ii) one times the Executive's annual target bonus and (iii) in the event that the termination of employment occurs on or after the Relocation Date one times the Expatriate Allowance provided that the Executive has provided to the Board within 10 days after the Date of Termination a copy of the lease of his permanent residence in the UK and (y) the unvested deferred shares granted to the Executive as part of the initial incentive award granted to him on commencement of his employment which would have vested on 1 January 2014 shall immediately accelerate and vest.

(b)    Severance Payment and Acceleration of Unvested Equity Grants following Change in Control which occurs on or before June 30, 2014 and which both follows from a Bid made at any time up to and including December 31, 2013 and is not a Section 4(a) Change in Control. If during the term of this Agreement (i) a Change in Control occurs on or before June 30, 2014 which both follows from a Bid made at any time up to and including December 31, 2013 and is not a Section 4(a) Change in Control (a “Section 4(b) Change in Control”) and (ii) the Executive's employment is terminated upon or within the period of one year immediately following such Section 4(b) Change in Control either (A) by the Company or a subsidiary of the Company without Cause, or (B) by the Executive with Good Reason, then, in any such case, (x) the Company shall pay, or shall procure that the relevant employing subsidiary pays, the Executive a lump sum severance payment, in cash within 15 days after the Date of Termination, equal to the sum of (i) 1.5 times the total of the Executive's annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, (ii) 1.5 times the Executive's annual target bonus and (iii) in the event that the termination of employment occurs on or after the Relocation Date one times the Expatriate Allowance provided that the Executive has provided to the Board within 10 days after the Date of Termination a copy of the lease of his permanent residence in the UK and (y) the unvested deferred shares granted to the Executive as part of the initial incentive award granted to him on commencement of his employment which would have vested on 1 January 2014 and 1 January 2015 shall immediately accelerate and vest.
(c)    Severance Payment and Acceleration of Unvested Equity Grants following Change in Control which is not a Section 4(a) Change in Control or a Section 4(b) Change in Control. If during the term of this Agreement (i) a Change in Control occurs which is neither a Section 4(a) Change in Control nor a Section 4(b) Change in Control and (ii) the Executive's employment is terminated upon or within the period of one year immediately following such Change in Control either (A) by the Company or a subsidiary of the Company without Cause, or (B) by the Executive with Good Reason, then, in any such case, (x) the Company shall pay, or shall procure that the relevant employing subsidiary pays, the Executive a lump sum severance payment, in cash within 15 days after the Date of Termination, equal to the sum of (i) 2.5 times the total of the Executive's annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good

Reason, (ii) two times the Executive's annual target bonus and (iii) 0.5 times the Expatriate Allowance and (y) any unvested equity-based awards (as such term is defined under the Company's 2009 Share Award and Incentive Plan or any successor plan thereto) granted to the Executive during his employment, including (without limitation) any unvested deferred shares granted to the Executive as part of the initial incentive award granted to him on commencement of his employment shall immediately accelerate and vest.
(d)    Termination of Employment Prior to Change in Control. For purposes of this Agreement and Sections 4(a) to (c) above, the Executive's employment shall be deemed to have been terminated upon or following a Change in Control by the Company or a subsidiary of the Company without Cause or by the Executive with Good Reason, if (i) the Executive's employment is terminated by the Company or a subsidiary of the Company without Cause prior to a Change in Control and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which constitutes a Change in Control (an "Acquiring Person"), or (ii) the Executive terminates his employment for Good Reason prior to a Change in Control and the circumstance or event which constitutes Good Reason occurs at the request or direction of an Acquiring Person. The amount payable to the Executive under this Section 4(d) shall be paid in a lump sum in cash within 15 days after the date of the Change in Control.

Section 5.Termination of Service Agreement.

Notwithstanding any provisions in the Service Agreement regarding the right to terminate the Executive's employment, or regarding the required notice for termination, if the termination of the Executive's employment occurs upon or within the period of one year immediately following a Change in Control, Section 6(b) hereof shall apply.

Section 6.Termination Procedures.

(a)Notice of Termination. Any purported termination of the Executive's employment (other than by reason of death) upon or within the period of one year immediately following a Change in Control during the term of this Agreement, shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 8 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall state (i) in the event of a termination by the Company or a subsidiary of the Company, whether the termination is occurring for Cause, and (ii) in the event of termination by the Executive, whether the termination is occurring for Good Reason, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Company's Board of Directors at a meeting of the Company's Board of Directors (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Company's Board of Directors) finding that, in the good faith opinion of the Company's Board of Directors, one or more of the matters set forth in the definition of Cause herein apply to the Executive, and specifying the particulars thereof in reasonable detail.

(b)Date of Termination. With respect to any purported termination of the Executive's employment upon or within the period of one year immediately following a Change in Control during the term of this Agreement, the phrase "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a termination by the Company or a subsidiary of the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall be the fifteenth (15th) day from the date such Notice of Termination is given or, in the case of a termination by the Executive because of Section 12(m)(i), (iv), (v), (vi), or (vii) the thirtieth (30th) day from the date such Notice of Termination is given.

Section 7.Binding Agreement.

This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate. The Company's obligation to make any severance payment or to provide any benefits under Section 4 shall be absolute and, to the fullest extent permitted by law, shall not be subject to any right of set-off.
Section 8.Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (i) sent by telefax, (ii) hand delivered, (iii) sent by courier, or (iv) mailed by registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive's signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:
Orient-Express Hotels Ltd.
c/o Orient-Express Hotels Inc.
555 Madison Avenue, 24th Floor
New York, New York 10022
U.S.A.
Attention: Company Secretary
Fax: +1 646 514 2947

Section 9.Miscellaneous.

(a)No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company's Board of Directors.

(b)No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by or between the parties hereto; provided, however, that, except as set forth in Section 5 hereof, this Agreement shall not supersede, but instead govern in addition to, the Service Agreement, and in the event of a conflict between the Service Agreement and this Agreement, this Agreement shall govern. For the avoidance of doubt, if during the term of this Agreement a Change in Control occurs and the Executive's employment is terminated upon or within the period of one year immediately following such Change in Control, resulting in a triggering of the severance payments contained in this Agreement, (i) such payments shall supersede and be paid in lieu of all payments, rights and benefits provided under clause 19 of the Service Agreement and (ii) in the event that any payments are made or benefits provided under clause 19 of the Service Agreement, the gross amount of any severance payments payable under this Agreement shall be reduced by the gross amount, or value, of any such payments made or benefits provided.

(d)The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Bermuda.

(e)Any payments provided for hereunder shall be paid net of any applicable withholding required under applicable laws.

(f)The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the term of this Agreement shall survive such expiration.

(g)The Executive and the Company agree that it is the intent of the parties that this Agreement be interpreted and construed in accordance with, and not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and that to the extent any provisions of this Agreement do not comply with Section 409A of the Code, the parties will make such changes as are mutually agreed upon in order to comply with Section 409A of the Code. Notwithstanding any other provision with respect to the timing of payments under this Agreement, to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under this Agreement will be withheld until the first business day after the six-month anniversary of the date of termination or until the Executive's earlier death, at which time the Executive (or the Executive's estate) shall be paid such amount in a lump sum. Notwithstanding any provision of this Agreement to the contrary, references to a “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive's “separation from service” (within the meaning of US Treasury Regulation Section 1.409A-1(h)). Notwithstanding anything to the contrary in this Agreement or any Company policy, with respect to any reimbursement that constitutes deferred compensation for purposes of Section 409A of the Code, except as otherwise permitted by Section 409A of the Code, the following conditions shall be applicable: (i) the amount eligible for reimbursement provided in one calendar year may not affect the amount eligible for reimbursement to be provided, in any other calendar year, (ii) any reimbursement shall be made to the Executive as soon as administratively practicable following submission to the Company for reimbursement, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any payments that qualify for the “short-term deferral” exception under US Treasury Regulation Section 1.409A-1(b)(4), the “separation pay” exception under US Treasury Regulation 1.409A-1(b)(9)(iii), or another exception under Section 409A of the Code will be paid under the applicable exception to the greatest extent possible.

(h)In the event that it shall be determined that any payment or distribution by the Company or a subsidiary of the Company to or for the benefit of the Executive in connection with a Change in Control, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, the acceleration of any payment, award, distribution or benefit) (the “Payment”), constitutes an “excess parachute payment” within the meaning of Section 280G of the Code, the Executive shall be paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of (i) any excise tax imposed under Section 4999 of the Code and (ii) any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay (a) federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and (b) state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. The Gross-Up Payment will be paid by the Company in a lump sum in cash promptly after the date the Executive remits the related taxes to the taxing authority, but in no event later than the end of the Executive's taxable year next following the Executive's taxable year in which the Executive remits the related taxes.

Section 10.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 11.Resolution of Disputes; Arbitration.

(a)All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Company's Board of Directors and shall be in writing. Any denial by the Company's Board of Directors of a claim for payments under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. Unless the Board of Directors gives notice of denial to the Executive within thirty (30) days of the Executive's claim submitted to the Board of Directors, the Executive's claim shall be deemed agreed to and approved by the Board of Directors for the Company. The Company's Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Company's Board of Directors a decision of the Company's Board of Directors within sixty (60) days after notification by the Company's Board of Directors that the Executive's claim has been denied.

(b)Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration before the American Arbitration Association in New York, New York in accordance with its commercial arbitration rules as in effect at the time when the dispute or controversy arises. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Except to the extent that any claims asserted by the Executive are in bad faith or are manifestly unreasonable and subject to this Section 11, the Company will from time to time reimburse the Executive, promptly upon the Executive's request, for all legal costs and expenses he incurs in bringing such proceedings. The Executive undertakes that in the event that the Executive is wholly unsuccessful in any dispute or controversy settled by arbitration pursuant to this Section 11(b) he will repay to the Company on demand an amount equal to the aggregate of any amounts paid to the Executive by the Company as reimbursement of legal fees under this Section 11.

Section 12.Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)"Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b)"Acquiring Person" shall have the meaning set forth in Section 4 hereof.

(c)"Bid" shall mean written acquisition offer, bid, tender offer, proxy contest solicitation or any similar action.

(d)"Board" or "Board of Directors" means the Board of Directors of the Company.

(e)"Cause" for termination by the Company or a subsidiary of the Company of the Executive's employment shall mean termination on grounds that the Executive:

(i)commits any material or persistent breach of any of the provisions of this Agreement or the Service Agreement provided that if any such breach or non-observance is capable of remedy then this sub-clause shall have effect only if written notice of that breach is served by the Company or a subsidiary of the Company on the Executive and the Executive shall have failed to remedy such a breach within 14 days of the service of such notice;

(ii)commits any serious or repeated breach of any applicable policies and procedures of the Company or any Group Company (as defined in the Service Agreement) that have been provided to the Executive and of which he is aware (as amended or superseded from time to time) provided that if any such breach or non-observance is capable of remedy then this sub-clause shall have effect only if written notice of that breach is served by the Company or a subsidiary of the

Company on the Executive and the Executive shall have failed to remedy such a breach within 14 days of the service of such notice;

(iii)is guilty of serious misconduct which, in the Board's reasonable opinion, has damaged or may damage the business or affairs of the Company or any other Group Company;

(iv)is guilty of conduct which, in the Board's reasonable opinion, brings or is likely to bring himself, the Company or any other Group Company into disrepute;

(v)is convicted of a criminal offence (other than a road traffic offence not subject to a custodial sentence or any offence for which a custodial sentence may not be imposed);

(vi)is disqualified from acting as a director of a company by order of a competent court;

(vii)is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has an administration order made against him under the County Courts Act 1984 or any other similar procedure under other applicable law; or

(viii)voluntarily resigns his directorship of the Company or Orient-Express Hotels (other than at the explicit request of or by agreement or arrangement with the Board).

(f)For purposes of this Agreement, "Change in Control" means any of the following events:

(i)     any "person" (as that term is defined for the purposes of Section 13(d) or 14(d) of the Exchange Act) shall directly or indirectly become the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of more than 40% of the voting shares of the Company then outstanding and then entitled to vote generally in the election of directors of the Company (in this definition, "voting shares"); or

(ii)    individuals who, on the date of entering into this Agreement, constitute the Company's Board of Directors (or the successors of such individuals nominated by such Board of Directors or a committee thereof on which such individuals or their successors constitute a majority) shall cease to constitute a majority of the Company's Board of Directors; or

(iii)    the Company amalgamates, merges or consolidates with or into any other entity or entities, or the Company or its holders of voting shares effects any reorganization, cash tender or exchange offer or other securities sale or business combination, except (in any case) if more than fifty percent (50%) of the outstanding voting shares of the surviving or resulting entity are beneficially owned (directly or indirectly) by the holders of the Company's voting shares immediately before the transaction or series of transactions; or

(iv)    the Company sells, leases, exchanges or otherwise disposes of all or substantially all of its assets and business, except (in any case) to an entity of which more than fifty percent (50%) of the outstanding voting shares are beneficially owned (directly or indirectly) by the holders of the Company's voting shares immediately before the transaction or series of transactions, and, for the avoidance of doubt, includes a Section 4(a) Change in Control and a Section 4(b) Change in Control; provided, however, that none of the foregoing events shall constitute a Change in Control for purposes of this Agreement unless the event also constitutes either a “change in the ownership of a corporation” (within the meaning of US Treasury Regulation Section 1.409A-3(i)(v)), a “change in the effective control of a corporation” (within the meaning of US Treasury Regulation Section 1.409A-3(i)(vi)), or a “change in the ownership of a substantial portion of the assets of a corporation” (within the meaning of US Treasury Regulation Section 1.409A-3(i)(vii)).

(g)"Company" shall mean Orient-Express Hotels Ltd., and, except in determining under Section 12(d) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(h)"Date of Termination" shall have the meaning set forth in Section 6 hereof.

(i)"Effective Date" shall have the meaning set forth in Section 2 hereof.

(j)"Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.

(k)"Executive" shall mean the individual named in the first paragraph of this Agreement.
(l)"Expatriate Allowance" has the meaning given to it in the Service Agreement.

(m)"Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in any of clauses (i), (iv), (v), (vi) or (vii) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i)    the assignment to the Executive of any duties inconsistent with the Executive's status as President and Chief Executive Officer of the Company or a subsidiary of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control;
(ii)    a reduction by the Company or a subsidiary of the Company in the Executive's annual base salary and expatriate allowance as in effect on the date hereof or as the same may be increased from time to time;
(iii)    the relocation of the Executive's principal place of employment to a location more than 50 miles from the Executive's principal place of employment immediately prior to the Change in Control or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;
(iv)    the failure by the Company or a subsidiary of the Company to pay to the Executive any portion of the Executive's current compensation within thirty (30) days of the date such compensation is due;
(v)    the failure by the Company or a subsidiary of the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive's total compensation, including but not limited to the Company's 2009 Share Award and Incentive Plan, bonus and other plans or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company or a subsidiary of the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control;

(vi)    the failure by the Company or a subsidiary of the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any other action by the Company or a subsidiary of the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company or a subsidiary of the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company or a subsidiary of the Company in accordance with the Company's normal vacation policy or any employment agreement in effect at the time of the Change in Control;
(vii)    any purported termination of the Executive's employment by the Company or a subsidiary of the Company following a Change in Control which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6(a) hereof; or
(viii)    any failure by the Company to require its successor to expressly assume and agree to perform this Agreement as provided in Section 3 hereof.
The Executive's continued employment for ninety (90) days following any act or failure to act constituting Good Reason shall constitute a waiver of rights with respect to such (but only such) act or failure to act.
(n)"Notice of Termination" shall have the meaning set forth in Section 6 hereof.

(o)"Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(p)"Relocation Date" has the meaning given to it in the Service Agreement.

(q)"Service Agreement" shall have the meaning set forth in Recital E hereof.

ORIENT-EXPRESS HOTELS LTD.

By: /s/ R.M. Levine
Name:    Richard M. Levine
Title:    Chief Legal Officer

/s/ J.M. Scott III
Name: JOHN MARCY SCOTT III
Address: